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                                                                  Exhibit 12


Computation of Ratio of Earnings to Fixed Charges
(amounts in millions, except ratios)

                                                                      Nine Months         Nine Months
                                                                         Ended               Ended
                                                                      September 30,       September 30,
                                                                          2003                2002
                                                                      -------------       -------------
Income (loss) from continuing operations before
  income taxes and minority interests                                    $(19.1)              $(35.8)

Add (deduct) earnings of less than 50% owned affiliates (net of
  distributed earnings) included in pretax income                             0                    0

Add income of less than 50% owned affiliates included in pretax
  income                                                                      0                    0

Add fixed charges, net of capitalized interest                             32.2                 21.2

Add previously capitalized interest amortized during the period             0.5                  0.4
                                                                         ------               ------
Earnings                                                                 $ 13.6               $(14.2)

Gross interest expense including capitalized interest plus
  amortization of capitalized fees (fixed charges)                         32.2                 23.5

Ratio of earnings to fixed charges                                          (a)                  (b)


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(a) - Earnings were inadequate to cover fixed charges by $18.6 million.

(b) - Earnings were inadequate to cover fixed charges by $37.7 million.